EXHIBIT 99.1
HAIGHTS CROSS COMMUNICATIONS
PRESS RELEASE
Investor Contact:
Paul J. Crecca
(914) 289-9420
pjcrecca@haightscross.com

Editorial Contact:
Michael Stugrin
(562) 498-6353	FOR IMMEDIATE RELEASE
mstugrin@verizon.net
HAIGHTS CROSS COMMUNICATIONS REPORTS
SECOND QUARTER 2007 RESULTS
Investor and Analyst Conference Call Scheduled for
Monday, August 20, 2007, at 4:00 PM (ET)
White Plains, NY, August 16, 2007 — Haights Cross Communications, Inc. (HCC) today reported results for the second quarter ended June 30, 2007.
Second Quarter 2007 Results
Revenue for the second quarter 2007 was $57.9 million, representing growth of 1.7% compared to revenue of $56.9 million for the second quarter 2006, reflecting revenue gains in our Library, Medical Education, and Test-prep and Intervention segments, partially offset by a continued revenue decline in our K-12 Supplemental Education segment.
Revenue for the Library segment, representing our Recorded Books business, was $22.4 million for the second quarter 2007, representing growth of 9.7% over the second quarter 2006. The core public library channel, representing approximately 68% of the business for the quarter, reported revenue growth of approximately 12%, reflecting strong growth in downloadable audiobook revenue and incremental revenue from our new Playaway product, a preloaded digital audio player offered by Recorded Books. Sales to schools grew nearly 70% reflecting the continued strong demand for our Plugged-in to Reading product released in the second quarter 2006.
Revenue for the Test-prep and Intervention segment, representing our Triumph Learning, Buckle Down and Options Publishing businesses, grew $0.2 million, or 1.3%, to $18.5 million for the second quarter 2007. Revenue for Triumph Learning and Buckle Down, our state-specific test-prep publishers, grew $0.4 million, or 4.0%, for the quarter, reflecting continued demand for our No Child Left Behind (NCLB)-positioned test-prep products — this quarter’s growth was moderated by 39.0% revenue growth achieved in the second quarter 2006. Revenue for Options Publishing declined $0.2 million, or 2.6%, for the quarter reflecting lower sales of certain reading and math assessment products as new product editions will be released in the second half 2007, as well as the general sales softness being experienced by the majority of supplemental education publishers in the market.
Revenue for the K-12 Supplemental Education segment, reflecting our Sundance/Newbridge business, declined $1.7 million, or 14.8%, to $9.7 million for the second quarter 2007, reflecting we believe the substantially increased competition in the supplemental education market from both other supplemental publishers as well as the large basal publishers.
Revenue for the Medical Education segment, representing our Oakstone Publishing business, increased $0.4 million, or 6.5%, for the second quarter 2007 primarily due to Wellness channel revenue which includes newsletters, calendars and other ancillary products.
Income from Operations for the second quarter 2007 increased $20.9 million to $5.4 million from a loss of $15.5 million for the second quarter 2006, primarily due to a $24.4 million goodwill impairment charge recorded in our K-12 Supplemental Education segment in the second quarter 2006. Excluding this $24.4 million charge, income from operations declined $3.5 million, primarily reflecting a $3.0 million decline in our K-12 Supplemental Education segment, which included a $2.3 million write down of prepublication costs in the second quarter 2007. The Test-prep and Intervention segment also reported an operating income decline primarily due to increased marketing costs. The Library and Medical Education segments reported improved income from operations resulting from revenues gains partially offset by proportionally higher operating costs. Income from operations for the second quarter 2007 also included $0.8 million of legal and related costs in HCC corporate associated with the previously reported 2006 Form 10K filing delay and related investigation of certain claims of one of the company’s Directors, as well as the recapitalization agreement signed on June 29, 2007 and related matters.
EBITDA, which we define as earnings before interest, taxes, depreciation, amortization, discontinued operations and goodwill impairment charges, declined $0.6 million, or 4.1%, for the second quarter 2007, primarily reflecting a $0.8 million EBITDA decline in our K-12 Supplemental Education segment and the $0.8 million of legal and related costs incurred at the HCC corporate level noted above, partially offset by EBITDA growth in our Library and Medical Education segments.

Results for the six months ended June 30, 2007
Revenue for the six months ended June 30, 2007 grew $2.4 million, or 2.2%, to $110.8 million from $108.4 million for the six months ended June 30, 2006, reflecting growth in our Library, Test-prep and Intervention segment and Medical Education segments, partially offset by a revenue decline in our K-12 Supplemental Education segment.
Revenue for the Library segment improved $3.8 million, or 9.8%, for the six months ended June 30, 2007. The year-over-year revenue performance reflects approximately 40% growth in the school channel, and approximately 12% growth in the core public library channel representing approximately 70% of the segment revenue for the period. These gains were partially offset by declines in the retail channel, Pimsleur language series royalties and the travel center rental channel.
Revenue for the Test-prep and Intervention segment grew $2.0 million, or 5.6%, for the six months ended June 30, 2007. Triumph Learning and Buckle Down accounted for all of the segment’s growth with a $2.7 million gain, or 11.2%, reflecting the continued strong demand for our NCLB-positioned test-prep products. Revenue for Options Publishing was down $0.7 million, or 5.3%, for the six months ended June 30, 2007 reflecting slower sales of certain reading and math assessment products with new product releases forthcoming later in 2007, as well as the general softness in the supplemental education market.
Revenue for the K-12 Supplemental Education segment declined $4.3 million, or 21.9%, for the six months ended June 30, 2007, reflecting we believe the effect of substantially increased competition in the supplemental education market and other market factors as previously reported.
Revenue for the Medical Education segment increased $0.8 million, or 5.9%, for the six months ended June 30, 2007, primarily due to Wellness channel revenue which includes newsletters, calendars and other ancillary products.
Income from Operations for the six months ended June 30, 2007 increased $22.3 million, primarily due to the $24.4 million goodwill impairment charge for Sundance/Newbridge in the second quarter 2006. Excluding this 2006 goodwill impairment charge, Income from Operations declined $2.1 million, primarily due to a $3.6 million operating income decline in the K-12 Supplemental Education segment, which included a $2.3 million prepublication asset write-off in the second quarter 2007, a decline in the Test-prep and Intervention segment, and the non-recurring corporate expenses previously mentioned, partially offset by operating income gains in both the Library and Medical Education segments.
EBITDA improved $0.9 million to $25.6 million for the six months ended June 30, 2007, reflecting gains in our Library, Medical Education and Test-prep and Intervention segments of $2.2 million, $1.0 million and $0.5 million, respectively, partially offset by a $2.0 million EBITDA decline in our K-12 Supplemental Education segment and additional HCC corporate expenses discussed above.

Capital expenditures — pre-publication costs relate to costs incurred in the development of new products. For the six months ended June 30, 2007, we invested $12.0 million in pre-publication costs, compared to $11.8 million during the same period in 2006. HCC anticipates pre-publication expenditures of approximately $23.9 million for fiscal year 2007.
Capital expenditures — property and equipment relates to the purchase of tangible fixed assets such as computers, software, and leasehold improvements. For the six months ended June 30, 2007, we invested $1.4 million in property and equipment, compared to $1.7 million during the same period in 2006. HCC anticipates property and equipment expenditures of approximately $3.1 million for fiscal year 2007.
Peter J. Quandt, HCC Chairman and Chief Executive Officer, commented: “We are very pleased with the strong sales performance at Recorded Books for the quarter resulting from new product offerings including downloadable audiobooks. We are also pleased with the quarter’s growth in our Testprep businesses considering the 39% improvement reported in the second quarter 2006. The unfavorable conditions of the general supplemental education market, which we’ve discussed extensively, continue to affect our Sundance/Newbridge and Options Publishing businesses and remain our largest challenge.”
Investor Conference Call
HCC’s conference call for investors, analysts, and the media will be held on August 20, 2007, starting at 4:00 PM (ET). Participating in the call will be Peter J. Quandt, HCC Chairman and CEO, and Paul J. Crecca, HCC Executive Vice President and CFO. To participate, please call 1-888-423-3268 (USA) or 612-332-1210 (International).
Digitized replay of the conference call will be available from August 20, 2007, starting at 9:15 PM (ET) ending on September 20, 2007 at 11:59 PM (ET). To listen to the replay, please call 1-800-475-6701 (USA) or 320-365-3844 (International) and enter the access code of 884058.

Haights Cross Communications
Second Quarter 2007 Operating Highlights
Recorded Books
Recorded Books Library Division celebrated the imminent launch of its new downloadable movie service, Hollywood Favorites & World Cinema, at the French Embassy during the American Library Association Conference in Washington DC. Over 150 Librarians attended the event. Joe Morgenstern, the Pulitzer Prize winning film critic, gave the keynote address. By summer’s end, patrons of libraries that subscribe to the service will have access to over 500 downloadable movies and TV shows.
Recorded Books School Division launched “Dr. Janet Allen’s Plugged-in to Reading Level 3” at the International Reading Association Conference in Toronto, Canada. Recorded Books held its first “Dr. Janet Allen Plugged-in to Reading” Institute in Orlando, Florida, June 18th — 20th. Educators from around the country spent three days learning to more effectively use the Plugged-in to Reading Program.
Triumph Learning/Buckle Down Publishing
Triumph Learning released new books under both its Buckle Down and Coach imprints. Buckle Down introduced new Science Test Prep materials for AZ, NC, PA, AK, and NY; new Test Prep Reading materials for NC, AK, and NY; and revised California Standards practice for ELA, Math, and Science. Triumph introduced new Coach books for NJ, GA, TX and FL.
Options Publishing
Editorial work on the four major products to be launched this fall is on target for completion in Q3/07. The four products include a revision of the best-selling Best Practices in Reading series; and three new series — Quick Start Math, Comprehension Matters, and Language for Learning. Language for Learning represent Options commitment to developing product for English Language Learners (ELL) and opens up that market to drive new sales revenue.
Options Publishing and World Book Inc. announced a developmental agreement in which World Book content will be incorporated into new Options Publishing products for the classroom supplemental market. The first product developed from this relationship is targeted for summer of 2008 and will be designed help students be successful on the newly mandated science tests that each state will be administering to meet the mandates of NCLB.
Maggie Moe has been appointed Regional Vice President of Sales position for the Southeast Region. The SE Region is important to success of Options Publishing and includes the major states of Texas and Florida. Moe brings 24 years of sales management experience at regional and national levels.
Sundance/Newbridge Educational Publishing
Sundance/Newbridge announced that starting in July its leveled books come with both Smart Word vocabulary cards and book labels. The Smart Word vocabulary card has been designed to accelerate vocabulary growth and close the achievement gap. The labels include Guided Reading Level, Lexile levels, key concepts/ vocabulary words, genre, and subject strand.
John C. Atkocaitis was appointed Senior Vice President of Sales.
Oakstone Publishing
Oakstone Wellness introduced the 2008 Calendars in three versions: U.S. Photo, U.S. Illustrated, and Canadian Photo. Personal Best calendars are sold throughout North America to companies who want to remind their employees and clients of important health and wellness messages throughout the year. We also introduced five updated Health and Wellness brochure titles: Sleep Well, Managing Your Weight — English, Managing Your Weight — Spanish, Boosting Energy, Beating Stress Energize!
In June, Oakstone Medical’s MKSAP 14 Audio Companion received the First Place Award from the Specialized Information Publishers Foundation for “Best Single-Topic Product.” CMEinfo signed agreements to record the following activities: Cleveland Clinic’s Cardiology Review, Columbia University’s Intensive Review of Internal Medicine, New Orleans Internal Medicine Board Review, Cleveland Clinic’s Endocrinology Review, Johns Hopkins Neuroradiology Review, and Cleveland Clinic’s Pediatrics Review.
Oakstone Medical also launched Topics in Mammography, Topics in Dental Infection Control, and Topics in Geriatric Medicine. Oakstone reached agreement with Johns Hopkins to publish Topics in Radiology Audio Series, which will be hosted by Elliot K. Fishman, MD, named by Medical Imaging Magazine in 2007 as the top radiologist in the country.

Results of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Library	$22,361	$20,375	$42,952	$39,119

Test-prep and Intervention	18,489	18,255	38,082	36,065

K-12 Supplemental Education	9,746	11,444	15,133	19,384
Medical Education	7,268	6,825	14,630	13,821

Total Revenue	$57,864	$56,899	$110,797	$108,389
Operating Expenses	52,494	72,416	99,378	119,232

Income From Operations	5,370	(15,517)	11,419	(10,843)
Net Loss	$(14,406)	$(28,669)	$(27,049)	$(41,198)

Other Financial Data:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

EBITDA by Segment:

Library	$6,727	$6,154	$13,563	$11,367

Test-prep and Intervention	6,615	6,617	12,488	12,034

K-12 Supplemental Education	1,422	2,188	577	2,592
Medical Education	1,223	903	2,734	1,765
Corporate	(2,256)	(1,546)	(3,762)	(3,076)

EBITDA	$13,731	$14,316	$25,600	$24,682
Adjusted EBITDA	$14,506	$14,589	$26,451	$25,089
“EBITDA” is defined as earnings before interest, taxes, depreciation, amortization, discontinued operations and goodwill impairment charges. Adjusted EBITDA is defined as EBITDA adjusted for restructuring and related charges (see table). We present EBITDA and Adjusted EBITDA because we believe that EBITDA and Adjusted EBITDA provide useful information regarding our operating results. We rely on EBITDA and Adjusted EBITDA to review and assess the operational performance of our company and our management team in connection with executive compensation and bonus plans. We also use EBITDA and Adjusted EBITDA to compare our current operating results with corresponding historical periods and with the operating performance of other publishing companies and for evaluating acquisition targets. We believe it is useful to investors to provide disclosures of our operating results on the same basis as that used by our management. We also believe it can assist investors in comparing our performance to that of other publishing companies on a consistent basis without regard to interest, taxes, depreciation, amortization and discontinued operations that do not directly affect our operations.

EBITDA and Adjusted EBITDA have limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for net income (loss), cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States. Some of the limitations are:
•	EBITDA and Adjusted EBITDA do not reflect our cash expenditures or future requirements for capital expenditures for either pre-publication costs or property and equipment;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect our significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, thereby limiting their usefulness as comparative measures.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered measures of discretionary cash available to us to invest in the growth of our business or measures of performance in compliance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplementary basis.

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

	Three Months Ended		Six Months ended
	June 30,		June 30,
	2007	2006	2007	2006

Net Loss	$(14,406)	$(28,669)	$(27,049)	$(41,198)
Interest Expense and Other Including Income Taxes	19,776	13,152	38,468	30,355

Income (Loss) From Operations	5,370	(15,517)	11,419	(10,843)
Goodwill impairment charge	—	24,393	—	24,393
Amortization of Pre-publication Costs	6,904	4,071	11,310	8,410
Depreciation and Amortization	1,457	1,369	2,871	2,722

EBITDA	$13,731	$14,316	$25,600	$24,682

Restructuring and Restructuring Related Charges	775	273	851	407

Adjusted EBITDA	$14,506	$14,589	$26,451	$25,089
Capital Expenditures
Pre-Publication Costs

	Three Months Ended June 30,		Six Months Ended June 30,
Dollars in 000’s	2007	2006	2007	2006

Library	$1,439	$1,481	$2,837	$2,661

Test-prep and Intervention	3,679	3,338	6,947	5,950

K-12 Supplemental Education	1,053	1,122	1,631	2,747
Medical Education	271	249	553	437

Total Pre-Publication	$6,442	$6,190	$11,968	$11,795
Total Capital Expenditures

	Three Months Ended June 30,		Six Months Ended June 30,
Dollars in 000’s	2007	2006	2007	2006

Library	$1,674	$1,618	$3,228	$3,620

Test-prep and Intervention	3,829	3,451	7,288	6,190

K-12 Supplemental Education	1,237	1,249	1,974	3,019
Medical Education	471	382	849	648
Corporate	49	2	61	3

Total Expenditures	$7,260	$6,702	$13,400	$13,480

Balance Sheet Data

As of
June 30, 2007

Cash and Cash Equivalents	$56,524
Working Capital	$67,843

Long Term Debt including current portion:
Senior secured term loan	$125,500
11 3/4% senior notes (1)	171,909
12 1/2% senior discount notes	111,381
Series B senior preferred stock (2)	162,168

$570,958

Redeemable preferred stock:
Series A preferred stock (3)	40,777
Series C preferred stock (4)	2,045

$42,822

(1)	Face value at June 30, 2007 is $170,000

(2)	Approximate aggregate liquidation value as of June 30, 2007 of $163,818

(3)	Approximate aggregate liquidation value as of June 30, 2007 of $40,904

(4)	Approximate aggregate liquidation value as of June 30, 2007 of $4,105

About Haights Cross Communications:
Founded in 1997 and based in White Plains, NY, Haights Cross Communications is a premier educational and library publisher dedicated to creating the finest books, audio products, periodicals, software and online services, serving the following markets: K-12 supplemental education, public library and school publishing, audio books, and medical continuing education publishing. Haights Cross companies include: Sundance/Newbridge Educational Publishing (Northborough, MA), Triumph Learning (New York, NY), Buckle Down Publishing (Iowa City, IA), Options Publishing (Merrimack, NH), Recorded Books (Prince Frederick, MD), and Oakstone Publishing (Birmingham, AL). For more information, visit www.haightscross.com.

Safe Harbor Statement: This press release contains forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks, uncertainties and other factors may cause our actual results, performances or achievements to be materially different from those expressed or implied by our forward-looking statements. Factors that may cause our actual results to differ materially from our forward-looking statements include, among others, changes in external market factors, changes in our business or growth strategy, or an inability to execute our strategy due to changes in our industry or the economy generally, the emergence of new or growing competitors and various other competitive factors; and other factors identified by us in documents filed by us with the Securities and Exchange Commission including those set forth in our Form 10-K for the year ended December 31, 2005, under the caption “Risk Factors”. In light of these risks and uncertainties, there can be no assurance that the events and circumstances described in forward-looking statements contained in this press release will in fact occur. You should read this press release completely and with the understanding that our actual results may be materially different from what we expect. We do not assume any obligation, and do not intend to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.